AGREEMENT AND GENERAL RELEASE

            This Agreement and General Release is made and entered into this 27th day of January, 2004, by and between James R. Van Horn (hereinafter referred to as "Employee") and NUI Corporation, and each of its predecessors, successors, parent corporations, subsidiaries, affiliates, operating divisions and each of their employees, stockholders, officers and directors (hereinafter collectively referred to as the "Company").

            Whereas, the employment of James R. Van Horn will terminate effective January 31, 2004;

            NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed as follows:

1.  Employee and the Company hereby agree and recognize that Employee shall resign from all employee and non-employee positions with the Company effective January 31, 2004; that Employee's employment shall thereby be permanently severed, and that the Company shall have no obligation to re-employ Employee in the future.

2.  In settlement of all claims released under this Agreement and General Release, the Company hereby agrees to provide Employee with the following consideration, to which he hereby acknowledges that he would not otherwise be entitled:

a)      In accordance with and subject to the provisions of paragraph 12 hereof, the Company agrees to pay Employee a lump-sum payment in the amount of $800,000.00.  Employee agrees to pay whatever taxes, if any, that may be due on his behalf with respect to the payments made pursuant to this Agreement and General Release, and he agrees to indemnify and hold the Company harmless with respect to any amounts which should have been paid by him, subject to the Company's obligations under paragraph 13 hereof.

b)   Employee and his qualified beneficiaries will be eligible to elect medical, dental, prescription drug and vision care continuation coverage in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA"), commencing February 1, 2004.  In the event Employee, and Employee's qualified beneficiaries, if applicable, so elects COBRA continuation coverage, the Company will waive Employee's COBRA premium payments through the last day of October 2004.  If, at the time that the above-mentioned premium payments cease to be waived in accordance with this paragraph 2(b), Employee (and his qualified beneficiaries) elects to continue any COBRA coverage for which he may be eligible, Employee shall be responsible for the premium payments for such coverage.  Also, as promptly as practicable following January 31, 2004, the Company will, at Employee's election, transfer to Employee all life insurance policies held by the Company on Employee's life and Employee will assume all premium payments therefor.

c)   Employee has been granted 875 shares of unvested restricted stock pursuant to the Company's Stock Option and Stock Award Plan.  The Company shall vest 100% of said unvested shares, effective as of January 31, 2004.

d)   The Company will provide Employee with outplacement services through Right Management Consultants for one year.  In the event Employee elects not to use Right Management Consultants, the Company will pay for outplacement services at an alternative provider, provided that the cost to the Company of such services does not exceed $15,000.00.

e)   In accordance with the Company's policies, the Company will pay Employee for floating holidays, vacation and sick time, in each case unused and accrued as of January 31, 2004.

f)    Employee may continue to use his current Company vehicle, under the financial terms in the existing lease and Company policy, through February 29, 2004, on which date Employee shall return such vehicle to the Company.

Payment or provision of all payments and benefits described in this paragraph 2 shall be conditioned upon the execution and effectiveness of this Agreement and General Release and Employee's compliance with the terms and conditions thereof.

3.  Employee shall cooperate with, and assist the Company in connection with any matter with which Employee was involved or any existing or potential claim, investigation, administrative proceeding, lawsuit or other legal or business matter relating to any issues which arose during Employee's employment with the Company as requested by the Company, upon reasonable advance notice by the Company.  It is understood that such cooperation and assistance will not interfere with Employee's new employment or business and will have to be coordinated in advance with the Company and Employee.  The Company agrees to reimburse Employee for reasonable and necessary out-of-pocket expenses incurred in connection with such cooperation and/or assistance prior to October 31, 2004.  Thereafter, the Company will reimburse Employee at the rate of $200.00 per hour, not to exceed $2,000.00 per day, for such cooperation and/or assistance if more than incidental time periods are required, and the Company will reimburse Employee for reasonable and necessary out-of-pocket expenses incurred while providing such cooperation and/or assistance.

4.  The text of the press release announcing Employee's separation from the Company, as it relates to Employee, shall be substantially as set forth in Schedule A attached hereto.  The Company will not make any statements concerning the termination of Employee's employment with the Company that are inconsistent with such press release or make any disparaging statements against or about Employee or Employee's term of service with the Company.  Employee will not make any disparaging statements against or about the Company, or any of its predecessors, successors, or affiliated companies or their officers, directors or employees.  Nothing contained in this Agreement will limit or restrict the ability of Employee or the Company to make any statement or to provide information or testimony regarding the other party in connection with regulatory or legal process, pursuant to securities laws or the rules of any stock exchange, or to any potential acquiror of the Company.

5.  In consideration of the Company's payments and undertakings as set forth in this Agreement and General Release, Employee hereby knowingly and voluntarily agrees to waive, release and discharge the Company from all claims or causes of action, known or unknown, that he may have or claim to have against the Company from the beginning of time through the execution of this Agreement and General Release, including but not limited to, any and all claims arising out of or in any way connected with Employee's employment with the Company or the termination of that employment; any and all claims arising under that certain letter agreement, dated September 26, 1999, between Employee and the Company or any other agreement, written or oral, between Employee and the Company; the United States Constitution or the constitutions of any state; any and all common law claims, including claims for wrongful discharge, constructive discharge, breach of an express or implied contract arising under any handbook, manual, policy, or practice, breach of an implied covenant of good faith and fair dealing, violation of any public policy, defamation, emotional distress, retaliation, fraud, negligence, tortious interference with contract or prospective economic advantage, humiliation, personal injury, damage to name or reputation, liquidated damages, punitive damages, all claims for compensatory damages, including, but not limited to backpay, front pay, bonuses, awards, stock options, severance pay, reinstatement, retroactive seniority, pension benefits and all claims for attorneys' fees and costs; any and all claims arising under any federal, state or local law, including but not limited to Title VII of the Civil Rights Act of 1964, the civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act of 1993, the Sarbanes-Oxley Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, and the New Jersey Family Leave Act; and any and all claims arising under any Executive Order and any claims derived from or based upon any federal or state regulations.  The foregoing to the contrary notwithstanding, this Agreement and General Release shall not waive or release any of Employee's rights (a) with regard to accrued benefits under any employee benefit plan maintained by the Company, which accrued benefits shall be paid or provided in accordance with the terms of the applicable plan, or (b) to indemnification in accordance with Article X of the Company's Amended and Restated Certificate of Incorporation.

6.  Employee agrees and understands that he shall not disclose nor cause to be disclosed any trade secret, or confidential or proprietary information of the Company, including but not limited to, technical data and information, marketing plans, customer lists or identities, prospective customers, cost and pricing information, sources for designs, or sources of supplies, materials, goods or services to the Company or the cost or terms thereof.  Employee represents and warrants that he has returned to the Company all property and documents belonging to it, including, without limitation, the software, printer(s), files, records, identification and credit cards, keys and any other Company property or equipment in his possession and control.  Employee further agrees and understands that he shall not solicit or encourage anyone doing business with the Company to cease doing business with it, or solicit or encourage anyone to leave the employ of the Company.

7.  Employee represents that he has not filed any charge, claim or complaint of any kind against the Company, and Employee further covenants and represents that he will not file any lawsuit or initiate any action seeking personal recovery or personal injunctive relief against the Company with respect to any matter, including but not limited to, his employment with the Company or the termination of that employment.  Nothing contained in this paragraph shall prohibit Employee from (a) bringing any action to enforce the terms of this Agreement and General Release; (b) filing a timely charge or complaint with the Equal Employment Opportunity Commission ("EEOC") regarding the validity of this Agreement and General Release; (c) filing a timely charge or complaint with the EEOC or participating in any investigation or proceeding conducted by the EEOC regarding any claim of employment discrimination (although Employee has waived any right to personal recovery or personal injunctive relief in connection with any such charge or complaint); or (d) filing any action to enforce the Company's or any insurer's obligation under Article X of the Company's Amended and Restated Certificate of Incorporation or otherwise to indemnify and defend Employee in connection with any action or proceeding to which he is a party or witness by virtue of having been an officer, director or employee of the Company.  The Company confirms that it will indemnify Employee pursuant to and to the extent provided in Article X of the Company's Amended and Restated Certificate of Incorporation.  In addition to such indemnification, the Company will continue to maintain directors' and officers' liability insurance that covers Employee in respect of the period of his employment with the Company substantially similar to the directors' and officers' liability insurance carried by the Company as of the date hereof, subject only to such changes affecting all executive officers and directors of the Company generally.

8.  Employee and the Company agree to maintain in confidence, and not to disclose or cause to be disclosed, the terms of this Agreement and General Release.  It shall not be considered a breach of this obligation of confidentiality for Employee to make disclosures to his immediate family (who shall then be expressly advised of, and also be bound by, the same requirement of confidentiality) or for Employee to make disclosures in order to obtain private and confidential legal, tax or financial advice or to respond to any inquiry from any governmental entity or agency regarding a tax filing (and the recipient of such disclosures shall then be expressly advised of, and also be bound by, the same requirement of confidentiality).  It shall not be considered a breach of the obligation of confidentiality under this paragraph 8 for the Company or Employee to make disclosures to regulatory agencies, pursuant to securities laws or the rules of any stock exchange, pursuant to court process, or to any potential acquiror of the Company.

9.  Employee acknowledges and represents that the only consideration he received for executing this Agreement and General Release is that set forth herein, which is in addition to any benefits to which Employee is entitled.  No other promise, inducement, agreement or understanding of any kind or description has been made with or to Employee by the Company to cause him to agree to the terms of this Agreement and General Release.

10.  Employee hereby acknowledges that by this Agreement and General Release the Company is advising him in writing that he should consult with an attorney prior to executing this Agreement and General Release.  Employee states that he has had the opportunity to read, review, and consider all of the provisions of this Agreement and General Release; that Employee understands its provisions and its binding effect on him; and that Employee is entering into this Agreement and General Release freely, voluntarily, and without duress or coercion.

11.  Employee understands that he has forty-five (45) calendar days within which to consider this Agreement and General Release before signing it and further acknowledges that in the event that Employee executes this Agreement and General Release prior to the expiration of such forty-five (45) day period, Employee hereby waives the balance of said period.  Employee also understands that after signing this Agreement and General Release he may revoke his signature within seven (7) calendar days by delivering written notification of that revocation marked "personal and confidential" to Albert J. Ganter, NUI Corporation, 550 Route 202/206, Bedminster, NJ 07912-0760, with a copy to Neil Mullin, Esq., Smith Mullin (as Escrow Agent), 240 Claremont Avenue, Montclair, New Jersey 07042.

12.  (a)  It is understood and agreed that, notwithstanding anything to the contrary set forth in this Agreement and General Release, the consideration to be provided to Employee pursuant to this Agreement and General Release will not become payable to Employee until seven (7) days have passed from the date of the execution of this Agreement and General Release by Employee (the date of execution of this Agreement and General Release by Employee being referred to as the "Execution Date" and the date on which such consideration shall become payable to Employee being referred to as the "Settlement Date"), at which point in time Employee will no longer be able to revoke his signature and this Agreement and General Release will become binding and effective.  If this Agreement and General Release is revoked by Employee prior to the Settlement Date, then Employee shall forfeit all of the payments and benefits provided herein, and the Company shall not be required to provide any such payments or benefits or other consideration.

(b)  On the Execution Date, the Company shall deliver to the law firm of Smith Mullin (the "Escrow Agent") an aggregate of $800,000 in cash (the "Escrow Amount"), by wire transfer of immediately available funds to the account or accounts identified by the Escrow Agent to the Company in writing prior to the Execution Date, and such cash shall be accepted by the Escrow Agent and placed into a separate interest-bearing escrow account (the "Escrow Account") with an institution the deposits in which are insured by an agency of the United States; provided that interest accruing thereon shall constitute part of the Escrow Amount.  If the Escrow Agent shall not have received any written notification of revocation of Employee's signature in respect of this Agreement and General Release prior to the Settlement Date, then, subject to no further conditions, on the first business day after the Settlement Date, the Escrow Agent shall disburse the entire Escrow Amount to Employee.  If the Escrow Agent shall have received written notification of revocation of Employee's signature in respect of this Agreement and General Release prior to the Settlement Date, then, subject to no further conditions, on the first business day after receipt of such written notification by the Escrow Agent, the Escrow Agent shall disburse the entire Escrow Amount to the Company.

(c)  In the event of a dispute between the parties hereto, the Escrow Agent shall, in its discretion, be entitled to transfer to a court of competent jurisdiction all amounts then held in the Escrow Account and, upon such transfer and upon the commencement of appropriate proceedings therein in the nature of interpleader, the Escrow Account shall be deemed dissolved.

(d)  Acceptance by the Escrow Agent of its duties under this Agreement and General Release is subject to the following terms and conditions, which all parties hereby agree shall govern and control the rights, duties and immunities of the Escrow Agent:

(i)  The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement and General Release and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement and General Release.

(ii)  The Escrow Agent shall not be responsible in any manner for the validity or sufficiency of any property delivered hereunder or for any representations made or obligations assumed by any party other than the Escrow Agent.  Nothing herein contained shall be deemed to obligate the Escrow Agent to deliver any cash or any other property referred to herein unless the same shall have first been received by the Escrow Agent pursuant to this Agreement and General Release.

(iii)  Employee and the Company, jointly and severally , will indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense, including but not limited to counsel fees, incurred without bad faith, gross negligence, fraud or intentional misconduct on the part of the Escrow Agent arising out of or in conjunction with its acceptance of, or the performance of its duties and obligations under this Agreement and General Release as well as the costs and expenses of defending against any claim or liability arising out of or relating to this Agreement and General Release.

(iv)  The Escrow Agent shall be fully protected in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or documents which the Escrow Agent in good faith believes to have been signed and presented by the proper party or parties.

(v)  The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in act or law, or for anything which it may do or refrain from doing in connection herewith, except its own bad faith, gross negligence, fraud or intentional misconduct.

(vi)  The parties agree that should any dispute arise with respect to the payment, ownership or right of possession of the Escrow Account, the Escrow Agent is authorized and directed to proceed in accordance with paragraph 12(c) or retain in its possession, without liability to anyone, except for its bad faith, willful misconduct or gross negligence, all or any part of the Escrow Account until such dispute shall have been settled either by mutual agreement by the parties concerned or by the final order, decree or judgment of a court or other tribunal of competent jurisdiction in the United States, and a notice executed by the parties to the dispute or their authorized representatives shall have been delivered to the Escrow Agent setting forth the resolution of the dispute.  The Escrow Agent shall be under no duty whatsoever to institute, defend or partake in such proceedings.

(e)  The agreements set forth in paragraphs 12(c), (d) and (e) shall survive the termination of this Agreement and General Release and the payment of all amounts hereunder.

13.  If Employee notifies the Company in writing that any payments made to Employee under this Agreement and General Release other than under this paragraph 13 (the "Payments") are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then, only if and to the extent that the Company agrees that any such excise tax is payable, and the Company has determined in its discretion that any amounts payable by the Company under this paragraph 13 will be paid to the appropriate taxing authorities, the Company will indemnify Employee for any such tax, and any related interest or penalties, other than interest or penalties resulting from Employee's bad faith, negligence, fraud or intentional misconduct, payable by Employee such that the amount retained by Employee, after payment of the excise tax on the Payments and any federal, state or local taxes and additional excise tax on the indemnification payment, but not on the Payments, will be equal to the Payments; provided, however, that if the Company and Employee cannot agree whether or not such excise tax is payable by Employee, such determination shall be made by the Company; provided further, however, that such excise tax shall be considered payable for this purpose upon the earlier to occur of (a) a final determination by the Internal Revenue Service (the "IRS") addressed to Employee or the Company which is not contested in court or (b) a final determination by the United States Tax Court or other Federal court of competent jurisdiction affirming such determination by the IRS, to the effect that such excise tax is payable.

14.  In the event any term, condition or provision of this Agreement and General Release, in whole or in part, is declared by any court of competent jurisdiction to be illegal, void or invalid, all other terms, conditions and provisions of this Agreement and General Release shall remain in full force and effect to the same extent as if that part declared illegal, void or invalid, had never been incorporated in this Agreement and General Release, and shall continue to be binding upon the parties hereto.

15.  Employee and the Company understand and agree that this Agreement and General Release shall be governed by the laws of the State of New Jersey except to the extent that federal law may be applicable to any matter arising hereunder.

16.  This Agreement and General Release binds the heirs, administrators, representatives, executors, successors, and assigns of Employee and the Company, and will inure to the benefit of Employee and the Company and their respective heirs, administrators, representatives, executors, successors, and assigns.

17.  The understandings set forth herein (including Schedule A) represent the complete agreement between Employee and the Company with respect to the subject matter hereof.  Employee has not relied upon any other agreements, understandings or representations except to the extent specifically set forth herein.  This Agreement and General Release may not be amended, altered or modified except by the mutual agreement of Employee and the Company, evidenced in writing executed by Employee and the Company and specifically identified as an amendment to this Agreement and General Release.

18.  This Agreement and General Release may be executed as separate counterparts, each of which, when so executed and delivered, shall be an original document, but all of which shall together constitute one and the same instrument.

19.  Employee represents that he has carefully read and fully understands all of the provisions of this Agreement and General Release; that Employee has been encouraged to review this Agreement and General Release with an attorney of his/her choice; and that Employee is voluntarily executing this Agreement and General Release.

                                                                        NUI CORPORATION

By:  /S/  JAMES R. VAN HORN                    By: /S/   BERNARD S. LEE
             James R. Van Horn                             NAME: Bernard S. Lee
                                                                        TITLE:  Chairman, Compensation Committee

Dated: 1/27/04                                                 Dated: 1/27/04

Accepted and Agreed to as of this 28th day of January 2004:

SMITH MULLIN

By:  /S/   NEIL MULLIN
NAME:  Neil Mullin
 TITLE:  Partner